EXHIBIT 99.1

O'Reilly Automotive, Inc. Reports Third Quarter 2011 Results

  Third quarter comparable store sales increase of 4.8%
  Gross margin improves 50 bps to a quarterly record of 49.1%
  Record quarterly operating margin of 15.7%
  28% increase in quarterly adjusted diluted earnings per share

SPRINGFIELD, Mo., Oct. 26, 2011 (GLOBE NEWSWIRE) -- O'Reilly Automotive, Inc. (the "Company" or "O'Reilly") (Nasdaq:ORLY), a leading retailer in the automotive aftermarket industry, today announced record revenues and earnings for its third quarter ended September 30, 2011.

3rd Quarter Financial Results

Sales for the third quarter ended September 30, 2011, increased $110 million, or 8%, to $1.54 billion from $1.43 billion for the same period one year ago. Gross profit for the third quarter increased to $754 million (or 49.1% of sales) from $693 million (or 48.6% of sales) for the same period one year ago, representing an increase of 9%. Selling, general and administrative expenses ("SG&A") for the third quarter increased to $513 million (or 33.4% of sales) from $488 million (or 34.3% of sales) for the same period one year ago, representing an increase of 5%. Operating income for the third quarter increased to $241 million (or 15.7% of sales) from $199 million (or 14.0% of sales) for the same period one year ago, representing an increase of 21%.

Net income for the third quarter ended September 30, 2011, increased $32 million, or 27%, to $148 million (or 9.7% of sales) from $117 million (or 8.2% of sales) for the same period one year ago. Diluted earnings per common share for the third quarter increased 34% to $1.10 on 135 million shares versus $0.82 for the same period one year ago on 142 million shares.

As previously announced, the Company's results for the three months ended September 30, 2010, included a charge related to the legacy United States Department of Justice ("DOJ") investigation of CSK Auto Corporation ("CSK") into CSK's pre-acquisition historical accounting practices. The Company accrued $15.0 million during the second quarter of 2010 and an additional $5.9 million during the third quarter of 2010 in anticipation of executing a Non-Prosecution Agreement ("NPA") among the DOJ, CSK and O'Reilly and paying a one-time monetary penalty of $20.9 million. During the third quarter of 2011, the NPA was executed and the previously recorded, one-time $20.9 million penalty was paid to the DOJ on behalf of CSK.

Adjusted operating income, adjusted net income and adjusted diluted earnings per common share for the third quarter ended September 30, 2010, in the paragraph below were adjusted for the impact of the $5.9 million charge related to the legacy CSK DOJ investigation discussed above. Adjusted operating income for the third quarter ended September 30, 2011, increased 18%, to $241 million (or 15.7% of sales) from $205 million (or 14.4% of sales) for the same period one year ago. Adjusted net income for the third quarter ended September 30, 2011, increased 21%, to $148 million (or 9.7% of sales) from $122 million (or 8.6% of sales) for the same period one year ago. Adjusted diluted earnings per common share, for the third quarter ended September 30, 2011, increased 28%, to $1.10 from $0.86 for the same period one year ago.

The table below outlines the impact of the legacy CSK DOJ investigation charge for the third quarters ended September 30, 2011 and 2010 (amounts in thousands, except per share data):

	For the Three Months Ended September 30,
	2011		2010
	Amount	% of Sales	Amount	% of Sales
Operating income	$ 241,050	15.7%	$ 199,031	14.0%
Legacy CSK DOJ investigation charge	--	--%	5,900	0.4%
Adjusted operating income	$ 241,050	15.7%	$ 204,931	14.4%

Net income	$ 148,439	9.7%	$ 116,542	8.2%
Legacy CSK DOJ investigation charge	--	--%	5,900	0.4%
Adjusted net income	$ 148,439	9.7%	$ 122,442	8.6%

Diluted earnings per common share	$ 1.10		$ 0.82
Legacy CSK DOJ investigation charge	--		0.04
Adjusted diluted earnings per common share	$ 1.10		$ 0.86

Weighted-average common shares outstanding - assuming dilution	135,033		141,706

Commenting on the Company's quarterly results, Greg Henslee, Co-President and CEO stated, "We are pleased to report another successful quarter. Our results are highlighted by a solid 4.8% comparable store sales increase on top of an extremely strong comparable store sales increase of 11.1% last year, a 50 basis point improvement in gross margin and a record-breaking 15.7% operating margin. The continued trend of solid comparable store sales increases is the direct result of the hard work and commitment to unsurpassed customer service from each of our dedicated Team Members. Our relentless focus on expense control, at all levels, led to the 130 basis point improvement in adjusted operating margin. I am very pleased with the performance of Team O'Reilly and would like to thank all of our Team Members for their commitment to exceeding customer expectations."

"During the third quarter, we continued to invest in profitable growth with the opening of 50 new stores which raised our total store count to 3,707 stores in 39 states," stated Ted Wise, Co-President and COO. "Throughout the year, we opened stores in many of our existing markets, as well as several new markets, further leveraging the capacity of our comprehensive network of 23 regional distribution centers. Our nearly 50,000 Team Members remain dedicated to developing strong and lasting relationships with both our retail and professional service provider customers and to establishing the O'Reilly Brand as a symbol of the best value, customer service and parts availability in the industry."

Year-to-Date Financial Results

Sales for the first nine months of 2011 increased $310 million, or 8%, to $4.40 billion from $4.09 billion for the same period one year ago. Gross profit for the first nine months of 2011 increased to $2.14 billion (or 48.7% of sales) from $1.98 billion (or 48.6% of sales) for the same period one year ago, representing an increase of 8%. SG&A for the first nine months of 2011 increased to $1.48 billion (or 33.7% of sales) from $1.41 billion (or 34.6% of sales) for the same period one year ago, representing an increase of 5%. Operating income for the first nine months of 2011 increased to $660 million (or 15.0% of sales) from $549 million (or 13.4% of sales) for the same period one year ago, representing an increase of 20%.

Net income for the first nine months of 2011 increased $71 million, or 23%, to $385 million (or 8.7% of sales) from $314 million (or 7.7% of sales) for the same period one year ago. Diluted earnings per common share for the first nine months of 2011 increased 24% to $2.76 on 139 million shares versus $2.23 for the same period one year ago on 141 million shares.

The Company's results for the first nine months of 2011 included one-time charges associated with the new financing transactions the Company completed on January 14, 2011. These one-time charges included a non-cash charge to write off the balance of debt issuance costs related to the Company's previous credit facility in the amount of $22 million ($13 million, net of tax) and a charge related to the termination of the Company's interest rate swap agreements in the amount of $4 million ($3 million, net of tax).  The Company's results for the nine months ended September 30, 2010, included the previously discussed $20.9 million charge related to the legacy CSK DOJ investigation.

Adjusted operating income for the first nine months of 2011 increased 16% to $660 million (or 15.0% of sales) from $570 million (or 13.9% of sales) for the same period one year ago, which was adjusted for the impact of the charges related to the legacy CSK DOJ investigation discussed above, during the first nine months of 2010. Adjusted net income, excluding the impact of the charges related to the Company's new financing transactions during the first nine months of 2011, increased 20% to $401 million (or 9.1% of sales) from $335 million (or 8.2% of sales) for the same period one year ago, which was adjusted for the impact of the charges related to the legacy CSK DOJ investigation discussed above, during the first nine months of 2010. Adjusted diluted earnings per common share, excluding the impact of the charges related to the Company's new financing transactions during the first nine months of 2011, increased 22% to $2.88 from $2.37 for the same period one year ago, which was adjusted for the impact of the charges related to the legacy CSK DOJ investigation discussed above, during the first nine months of 2010.

The table below outlines the impact of the charges related to the new financing transactions and the legacy CSK DOJ investigation charges for the nine months ended September 30, 2011 and 2010 (amounts in thousands, except per share data):

	For the Nine Months Ended September 30,
	2011		2010
	Amount	% of Sales	Amount	% of Sales
Operating income	$ 659,855	15.0%	$ 548,640	13.4%
Legacy CSK DOJ investigation charge	--	--%	20,900	0.5%
Adjusted operating income	$ 659,855	15.0%	$ 569,540	13.9%

Net income	$ 384,685	8.7%	$ 313,613	7.7%
Write-off of asset-based revolving credit facility debt issuance costs, net of tax	13,458	0.3%	--	--%
Termination of interest rate swap agreements, net of tax	2,637	0.1%	--	--%
Legacy CSK DOJ investigation charge	--	--%	20,900	0.5%
Adjusted net income	$ 400,780	9.1%	$334,513	8.2%

Diluted earnings per common share	$ 2.76		$ 2.23
Write-off of asset-based revolving credit facility debt issuance costs, net of tax	0.10		--
Termination of interest rate swap agreements, net of tax	0.02		--
Legacy CSK DOJ investigation charge	--		0.14
Adjusted diluted earnings per common share	$ 2.88		$ 2.37

Weighted-average common shares outstanding - assuming dilution	139,183		140,874

Mr. Henslee added, "We continue to work hard to improve our free cash flow with a particular focus on improving the productivity of our net inventory investment. As of the end of the quarter, we have improved our inventory turnover, net of accounts payable, by 20% driven by improved vendor terms and a $14 million reduction of inventory since the beginning of 2011, while still opening 137 new stores. This strong improvement in net inventory investment, combined with our strong operating results, generated free cash flow of $597 million for the first nine months of 2011, an increase of $281 million over 2010. During the third quarter, we also issued $300 million of senior notes as we continue to work to balance our capital structure. Our strong free cash flow performance and our efforts to balance our capital structure have enabled us to repurchase 14.4 million shares of our stock for a total investment of $859 million, at an average price of $59.81 per share, since the inception of our $1 billion board authorized share repurchase program."

Share Repurchase Program

On January 11, 2011, the Company's Board of Directors authorized a $500 million share repurchase program, and on August 5, 2011, the Company's Board of Directors approved a resolution to increase the authorization under the share repurchase program by an additional $500 million, raising the cumulative authorization under the share repurchase program to $1 billion. During the third quarter ended September 30, 2011, the Company repurchased 8.2 million shares of its common stock at an average price per share of $61.51, for a total investment of $502 million. During the first nine months of 2011, the Company repurchased 14.1 million shares of its common stock at an average price per share of $59.69, for a total investment of $840 million. Subsequent to the end of the third quarter and through the date of this release, the Company repurchased an additional 0.3 million shares of its common stock at an average price per share of $65.81, for a total investment of $19 million. As of the date of this release, the Company had approximately $141 million remaining under its share repurchase program.

3rd Quarter and Year-to-Date Comparable Store Sales Results

Comparable store sales are calculated based on the change in sales for stores open at least one year and exclude sales of specialty machinery, sales to independent parts stores and sales to team members. Comparable store sales increased 4.8% for the third quarter ended September 30, 2011, versus 11.1% for the same period one year ago. Comparable store sales increased 4.9% for the first nine months of 2011, versus 8.6% for the same period one year ago.

4th Quarter and Updated Full-Year 2011 Guidance

The table below outlines the Company's guidance for selected fourth quarter and updated full-year 2011 financial data:

	Three Months Ending December 31, 2011	Year Ending December 31, 2011
Comparable store sales	3% to 5%	4% to 5.5%
Total revenue		$5.75 billion to $5.85 billion
Gross profit margin		48.6% to 48.8%
Operating margin		14.4% to 14.6%
Diluted earnings per share (1)	$0.80 to $0.84	$3.57 to $3.61
Adjusted diluted earnings per share (1)(2)		$3.68 to $3.72
Capital expenditures		$290 million to $320 million
Free cash flow (3)		$575 million to $610 million

(1) Weighted-average shares outstanding, assuming dilution, used in the denominator of this calculation, includes share repurchases made by the Company through the date of this release.
(2) Full-year guidance excludes $0.11 related to one-time charges associated with the new financing transactions the Company completed on January 14, 2011. These one-time items include an adjustment to earnings per share of $0.09, net of tax, for a non-cash charge to write off the balance of debt issuance costs related to the Company's previous credit facility in the amount of $22 million ($13 million, net of tax); and an adjustment to earnings per share of $0.02, net of tax, for a charge related to the termination of the Company's interest rate swap agreements in the amount of $4 million ($3 million, net of tax).
(3) Calculated as net cash flows provided by operating activities less capital expenditures for the period.

Non-GAAP Information

This release contains certain financial information not derived in accordance with United States generally accepted accounting principles ("GAAP"). These items include adjusted operating income, adjusted net income, adjusted diluted earnings per common share, free cash flow, and rent-adjusted debt to adjusted earnings before interest, taxes, depreciation, amortization, stock option compensation and rent ("EBITDAR"). The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. The Company believes that the presentation of financial results and estimates excluding the impact of the non-cash charge to write off the balance of debt issuance costs, the charge related to the termination of interest rate swap agreements, the charges related to the legacy CSK DOJ investigation, a non-recurring, non-operating gain related to the settlement of a note receivable acquired in the acquisition of CSK, as well as the presentation of adjusted debt to adjusted EBITDAR and free cash flow, provide meaningful supplemental information to both management and investors that is indicative of the Company's core operations. The Company excludes these items in judging its performance and believes this non-GAAP information is useful to investors as well. The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the accompanying reconciliation table.

Earnings Conference Call Information

The Company will host a conference call on Thursday, October 27, 2011, at 10:00 a.m. central time to discuss its results as well as future expectations. Investors may listen to the conference call live on the Company's website at www.oreillyauto.com by clicking on "Investor Relations" and then "News Room". Interested analysts are invited to join our call. The dial-in number for the call is (706) 679-5789; the conference call identification number is 10172367. A replay of the call will be available on the Company's website following the conference call.

About O'Reilly Automotive, Inc.

O'Reilly Automotive, Inc. is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional service provider markets. Founded in 1957 by the O'Reilly family, the Company operated 3,707 stores in 39 states as of September 30, 2011.

The O'Reilly Automotive, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5430

Forward-Looking Statements

The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as "expect," "believe," "anticipate," "should," "plan," "intend," "estimate," "project," "will" or similar words. In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing among other things, expected growth, store development, integration and expansion strategy, business strategies, future revenues and future performance. These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results. Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, competition, product demand, the market for auto parts, the economy in general, inflation, consumer debt levels, governmental approvals, the Company's increased debt levels, credit ratings on the Company's public debt, the Company's ability to hire and retain qualified employees, risks associated with the performance of acquired businesses such as CSK, weather, terrorist activities, war and the threat of war. Actual results may materially differ from anticipated results described or implied in these forward-looking statements. Please refer to the "Risk Factors" section of the annual report on Form 10-K for the year ended December 31, 2010, for additional factors that could materially affect the Company's financial performance.

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	September 30, 2011	September 30, 2010	December 31, 2010
	(Unaudited)	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$ 276,717	$ 43,193	$ 29,721
Accounts receivable, net	136,520	125,906	121,807
Amounts receivable from vendors	65,035	68,253	61,845
Inventory	2,009,407	1,997,718	2,023,488
Prepaid income taxes	--	2,735	--
Deferred income taxes	20,823	39,261	33,877
Other current assets	28,012	32,530	30,514
Total current assets	2,536,514	2,309,596	2,301,252

Property and equipment, at cost	2,951,367	2,629,835	2,705,434
Less: accumulated depreciation and amortization	893,492	738,275	775,339
Net property and equipment	2,057,875	1,891,560	1,930,095

Notes receivable, less current portion	11,961	19,151	18,047
Goodwill	743,943	743,921	743,975
Other assets, net	46,490	59,191	54,458
Total assets	$ 5,396,783	$ 5,023,419	$ 5,047,827

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$ 1,190,842	$ 943,147	$ 895,736
Self-insurance reserves	52,895	54,680	51,192
Accrued payroll	49,948	45,589	52,725
Accrued benefits and withholdings	39,544	45,515	45,542
Income taxes payable	12,126	--	4,827
Other current liabilities	159,888	189,633	177,505
Current portion of long-term debt	804	104,698	1,431
Total current liabilities	1,506,047	1,383,262	1,228,958

Long-term debt, less current portion	796,962	326,554	357,273
Deferred income taxes	76,919	57,446	68,736
Other liabilities	186,307	181,886	183,175

Shareholders' equity:
Common stock, $0.01 par value:
Authorized shares – 245,000,000 Issued and outstanding shares – 128,449,476 as of September 30, 2011, 139,319,673 as of September 30, 2010, and 141,025,544 as of December 31, 2010	1,284	1,393	1,410
Additional paid-in capital	1,098,017	1,113,237	1,141,749
Retained earnings	1,731,247	1,963,736	2,069,496
Accumulated other comprehensive loss	--	(4,095)	(2,970)
Total shareholders' equity	2,830,548	3,074,271	3,209,685
Total liabilities and shareholders' equity	$ 5,396,783	$ 5,023,419	$ 5,047,827

Note: The balance sheet at December 31, 2010, has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Sales	$ 1,535,453	$ 1,425,887	$ 4,397,509	$ 4,087,195
Cost of goods sold, including warehouse and distribution expenses	781,243	732,472	2,254,857	2,102,800
Gross profit	754,210	693,415	2,142,652	1,984,395
Selling, general and administrative expenses	513,160	488,484	1,482,797	1,414,855
Legacy CSK DOJ investigation charge	--	5,900	--	20,900
Operating income	241,050	199,031	659,855	548,640

Other income (expense):
Write-off of asset-based revolving credit facility debt issuance costs	--	--	(21,626)	--
Termination of interest rate swap agreements	--	--	(4,237)	--
Interest expense	(7,212)	(9,756)	(18,706)	(31,781)
Interest income	516	510	1,620	1,409
Other, net	675	407	1,279	1,845
Total other expense	(6,021)	(8,839)	(41,670)	(28,527)
Income before income taxes	235,029	190,192	618,185	520,113
Provision for income taxes	86,590	73,650	233,500	206,500
Net income	$ 148,439	$ 116,542	$ 384,685	$ 313,613

Earnings per share-basic:
Earnings per share	$ 1.12	$ 0.84	$ 2.81	$ 2.27
Weighted-average common shares outstanding – basic	132,777	138,831	136,895	138,219

Earnings per share-assuming dilution:
Earnings per share	$ 1.10	$ 0.82	$ 2.76	$ 2.23
Weighted-average common shares outstanding – assuming dilution	135,033	141,706	139,183	140,874

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Nine Months Ended September 30,
	2011	2010
		(Note)
Operating activities:
Net income	$ 384,685	$ 313,613
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization on property and equipment	123,009	118,817
Amortization of intangibles	(268)	1,914
Amortization of premium on exchangeable notes	--	(561)
Amortization of discount on senior notes	252	--
Amortization of debt issuance costs	1,120	6,418
Write-off of asset-based revolving credit facility debt issuance costs	21,626	--
Excess tax benefit from stock options exercised	(14,705)	(11,755)
Deferred income taxes	19,362	85,823
Stock option compensation programs	13,721	11,273
Other share based compensation programs	2,164	1,519
Other	7,064	4,956
Changes in operating assets and liabilities:
Accounts receivable	(22,117)	(23,749)
Inventory	14,082	(84,500)
Accounts payable	295,151	124,909
Income taxes payable	22,004	952
Other	(27,001)	42,934
Net cash provided by operating activities	840,149	592,563

Investing activities:
Purchases of property and equipment	(243,311)	(276,463)
Proceeds from sale of property and equipment	750	1,866
Payments received on notes receivable	4,363	4,610
Other	226	(4,728)
Net cash used in investing activities	(237,972)	(274,715)

Financing activities:
Proceeds from borrowings on asset-based revolving credit facility	42,400	318,200
Payments on asset-based revolving credit facility	(398,400)	(672,000)
Proceeds from the issuance of long-term debt	795,963	--
Payment of debt issuance costs	(9,942)	--
Principal payments on capital leases	(1,148)	(5,134)
Repurchases of common stock	(840,256)	--
Excess tax benefit from stock options exercised	14,705	11,755
Net proceeds from issuance of common stock	41,497	45,589
Net cash used in financing activities	(355,181)	(301,590)
Net increase in cash and cash equivalents	246,996	16,258
Cash and cash equivalents at beginning of period	29,721	26,935
Cash and cash equivalents at end of period	$ 276,717	$ 43,193

Supplemental disclosures of cash flow information:
Income taxes paid	$ 185,164	$ 122,051
Interest paid, net of capitalized interest	14,065	24,192

Note: Certain prior period amounts have been reclassified to conform to current period presentation.

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION
(Unaudited)

	Twelve Months Ended September 30,
(In thousands, except adjusted debt to adjusted EBITDAR ratio)	2011	2010
Debt	$ 797,766	$ 431,252
Add: Letters of credit	68,081	72,872
Discount on senior notes	3,785	--
Rent times six	1,374,726	1,365,324
Less: Premium on exchangeable notes	--	156
Adjusted debt	$ 2,244,358	$ 1,869,292

Adjusted net income (1)	$ 499,325	$ 406,436
Add: Interest expense	26,198	42,850
Taxes (2)	302,344	250,550
Adjusted EBIT	827,867	699,836

Add: Depreciation and amortization	163,452	157,785
Rent expense	229,121	227,554
Stock option compensation expense	17,395	14,514
Adjusted EBITDAR	$ 1,237,835	$ 1,099,689

Adjusted debt to adjusted EBITDAR	1.81	1.70
	September 30,
	2011	2010
Selected Balance Sheet Ratios:
Inventory turnover (3)	1.5	1.4
Inventory turnover, net of payables (4)	3.0	2.5
Average inventory per store (in thousands) (5)	$ 542	$ 565
Accounts payable to inventory (6)	59.3%	47.2%
Debt-to-capital (7)	22.0%	12.3%
Return on equity (8)	16.1%	14.1%
Return on assets (9)	9.5%	8.3%
	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Selected Financial Information (in thousands):
Capital expenditures	$ 92,662	$ 94,191	$ 243,311	$ 276,463
Free cash flow (10)	$ 186,019	$ 142,629	$ 596,838	$ 316,100
Depreciation and amortization	$ 42,627	$ 40,794	$ 122,741	$ 120,731
Interest expense	$ 7,212	$ 9,756	$ 18,706	$ 31,781
Lease and rental expense	$ 57,841	$ 57,785	$ 172,154	$ 169,912

Store and Team Member Information:

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
	2011	2010	2011	2010	2011	2010
New stores opened	50	48	149	121	184	131
Stores closed	--	4	12	6	13	10
	Three Months Ended September 30,		Twelve Months Ended September 30,
	2011	2010	2011	2010
Team members	49,254	47,334	49,254	47,334
Store count	3,707	3,536	3,707	3,536
Square footage (in thousands)	26,293	25,069	26,293	25,069
Sales per weighted-average store (in thousands) (11)	$ 413	$ 402	$ 1,554	$ 1,504
Sales per weighted-average square foot (12)	$ 58.21	$ 56.73	$ 219.11	$ 212.48

(1) Amount for the twelve months ended September 30, 2011, excludes charges related to the write off of the balance of debt issuance costs related to the Company's previous credit facility in the amount of $22 million ($13 million, net of tax); the termination of the Company's interest rate swap agreements in the amount of $4 million ($3 million, net of tax); and the previously disclosed nonrecurring, non-operating gain related to the settlement of a CSK note receivable in the amount of $12 million ($7 million, net of tax) in the fourth quarter of 2010. Amount for the twelve months ended September 30, 2010, excludes the previously disclosed charges related to the CSK DOJ investigation in the amount of $21 million, recorded in 2010.
(2) Amount for the twelve months ended September 30, 2011, excludes the tax impact of the write off of the balance of debt issuance costs related to the Company's previous credit facility, the termination of the Company's interest rate swap agreements and the previously disclosed nonrecurring, non-operating gain related to the settlement of a CSK note receivable in the fourth quarter of 2010.
(3) Calculated as cost of sales for the last 12 months divided by average inventory. Average inventory is calculated as the average of inventory for the trailing four quarters used in determining the denominator.
(4) Calculated as cost of sales for the last 12 months divided by average net inventory. Average net inventory is calculated as the average of inventory less accounts payable for the trailing four quarters used in determining the denominator.
(5) Calculated as inventory divided by store count at the end of the reported period.
(6) Calculated as accounts payable divided by inventory.
(7) Calculated as the sum of long-term debt and current portion of long-term debt, divided by the sum of long-term debt, current portion of long-term debt and shareholders' equity.
(8) Calculated as the last 12 months adjusted net income, as defined in footnote (1), divided by average shareholders' equity. Average shareholders' equity is calculated as the average of shareholders' equity for the trailing four quarters used in determining the denominator.
(9) Calculated as the last 12 months adjusted net income, as defined in footnote (1), divided by average total assets. Average total assets are calculated as the average total assets for the trailing four quarters used in determining the denominator.
(10) Calculated as net cash flows provided by operating activities less capital expenditures for the period.
(11) Calculated as total sales less jobber sales, divided by weighted-average stores. Weighted-average sales per store are weighted to consider the approximate dates of store openings or expansions.
(12) Calculated as total sales less jobber sales, divided by weighted-average square feet. Weighted-average sales per square foot are weighted to consider the approximate dates of store openings or expansions.

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2011	2010	2011	2010
GAAP operating income	$ 241,050	$ 199,031	$ 659,855	$ 548,640
Legacy CSK DOJ investigation charge	--	5,900	--	20,900
Non-GAAP adjusted operating income	$ 241,050	$ 204,931	$ 659,855	$ 569,540

GAAP operating margin	15.7%	14.0%	15.0%	13.4%
Legacy CSK DOJ investigation charge	--	0.4%	--	0.5%
Non-GAAP adjusted operating margin	15.7%	14.4%	15.0%	13.9%

GAAP net income	$ 148,439	$ 116,542	$ 384,685	$ 313,613
Write-off of asset-based revolving credit facility debt issuance costs, net of tax	--	--	13,458	--
Termination of interest rate swap agreements, net of tax	--	--	2,637	--
Legacy CSK DOJ investigation charge	--	5,900	--	20,900
Non-GAAP adjusted net income	$ 148,439	$ 122,442	$ 400,780	$ 334,513

GAAP diluted earnings per share	$ 1.10	$ 0.82	$ 2.76	$ 2.23
Write-off of asset-based revolving credit facility debt issuance costs, net of tax	--	--	0.10	--
Termination of interest rate swap agreements, net of tax	--	--	0.02	--
Legacy CSK DOJ investigation charge	--	0.04	--	0.14
Non-GAAP adjusted diluted earnings per share	$ 1.10	$ 0.86	$ 2.88	$ 2.37

Weighted-average common shares outstanding – assuming dilution	135,033	141,706	139,183	140,874

	Twelve Months Ended September 30,
(In thousands, except adjusted debt to adjusted EBITDAR ratio)	2011	2010
GAAP debt	$ 797,766	$ 431,252
Add: Letters of credit	68,081	72,872
Discount on senior notes	3,785	--
Rent times six	1,374,726	1,365,324
Less: Premium on exchangeable notes	--	156
Non-GAAP adjusted debt	$ 2,244,358	$ 1,869,292

GAAP net income	$ 490,445	$ 385,536
Legacy CSK DOJ investigation charge	--	20,900
Gain on settlement of note receivable, net of tax	(7,215)	--
Write-off of asset-based revolving credit facility debt issuance costs, net of tax	13,458	--
Termination of interest rate swap agreements, net of tax	2,637	--
Non-GAAP adjusted net income	499,325	406,436
Add: Interest expense	26,198	42,850
Taxes, net of impact of gain on settlement of note receivable, debt issuance costs write-off and swap agreements termination	302,344	250,550
Adjusted EBIT	827,867	699,836

Add: Depreciation and amortization	163,452	157,785
Rent expense	229,121	227,554
Stock option compensation expense	17,395	14,514
Adjusted EBITDAR	$ 1,237,835	$ 1,099,689
Adjusted debt to adjusted EBITDAR	1.81	1.70
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